Exhibit 99.1

April 13, 2006

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President and Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) (NASDAQ: CACB) ANNOUNCES FIRST QUARTER RESULTS WITH STRONG GROWTH AND PROFITABILITY.  EARNINGS PER SHARE UP 29.6% YEAR-OVER-YEAR

Highlights for the First Quarter 2006

•	Earnings Per Share: up 29.6% vs. year ago quarter
•	Loan Growth: up 25.5% vs. year ago quarter
•	Deposit Growth: up 23.3% vs. year ago quarter
•	Net Interest Margin: at 5.85% vs. 5.71% for year ago quarter and 5.66% for preceding quarter
•	Strong Credit Quality: Delinquencies only .01% of total loans; net charge-offs at .06% (annualized) •

FINANCIAL PERFORMANCE:

BEND, Ore, April 13/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (Nasdaq: CACB) announced strong loan and deposit growth, as well as a higher net interest margin for the March 31, 2006 quarter, with a resulting solid increase in earnings for the period.  Diluted earnings per share were up 29.6% to $.34 as compared to $.26 for the year ago quarter.  Net income for the first quarter of 2006 was up 31.2% to $5.9 million as compared to $4.5 million for the year ago quarter.  At March 31, 2006, the loan portfolio was 25.5% higher than a year ago at $1.1 billion.   Loans increased by $82.7 million during the first quarter, a record quarterly amount for Cascade.  This represented a 31.5% annualized rate of growth on a linked-quarter basis.    Total deposits at March 31, 2006 were up 23.3% compared to the year ago quarter, and increased 18.7% on a linked quarter annualized pace between December 31, 2005 and March 31, 2006.

For the quarter ended March 31, 2006, return on equity was 22.7% compared to 21.0% for the year-ago quarter, while return on assets for the current quarter was 1.90% compared to 1.80% in the year ago quarter.  The net interest margin improved to 5.85% compared to 5.66% in the prior quarter and 5.71% a year-ago (see Net Interest Margin discussion below).  On a linked-quarter basis, first quarter 2006 net income and earnings per share were below that of the fourth quarter 2005 because of certain items that increased earnings in the preceding quarter by approximately $.05 per share.  These items included the non-recurring Oregon State income tax rebate ($.01 per share) and no loan loss provision ($.04 per share).  This comparison is also impacted by first quarter 2006 adoption of SFAS 123R which requires the Company to begin expensing the estimated cost of stock option grants at approximately $.01 per share for the quarter.

“I am very pleased Cascade has continued to generate outstanding growth and profitability at a time when a great deal of attention has been devoted to planning for the pending acquisition and integration of Farmers & Merchants State Bank (F&M) in Boise, Idaho,” said Patricia L. Moss, president and CEO.  “My thanks and appreciation goes out to the many Cascade bankers who have continued to focus on our valued customers and communities.”  As to the pending F&M acquisition, she continued, “I would like to report solid progress toward the expected second quarter closing of the F&M transaction and conversion to Cascade’s banking systems and technologies.  We are confident that customers of F&M will benefit from the additional services offered by the combined company.  I acknowledge that the success of this venture will be a tribute to the many dedicated employees from both banks who are exhibiting tremendous effort and teamwork to make this smooth transition happen.”

F&M ACQUISITION:

On December 28, 2005, Cascade announced an agreement to acquire F&M.  F&M has 11 branches in the greater Boise area with a 12th scheduled to open during the second quarter of 2006.  F&M is the top deposit market share community bank in the Boise area with a 38-year history of serving the community banking needs of Idaho’s Treasure Valley.  Upon expected closing, the combined banking footprint of Cascade will rank as the top growth market bank in the Northwest and among the top three in the nation in terms of banking fast growth markets1.

F&M management has estimated the following financial results as of March 31, 2006 (unaudited): total assets of $654 million, gross loans of $494 million, deposits of $482 million and net income for the quarter at approximately $2.2 million.  Loan volumes increased 26.6% compared to the year earlier period, reflecting the underlying strength of the Boise economy, which was ranked 10th nationally in rate of employment growth during the fourth quarter of 2005 (per a recent FDIC report).  Deposit totals at March 31, 2006, were up 11.9% from year ago levels and were slightly below the immediately preceding quarter as a result of runoff in relatively higher priced time deposits during the first quarter of 2006.

Though acquisitions and customer systems conversions are subject to many uncertainties and challenges, Cascade believes F&M’s first quarter growth and earnings support the achievement of the combined financial targets for 2006 as set out in its merger announcement.  Cascade is also pleased with planning and progress toward integration.  The projected cost savings target of 10% (annualized) of F&M’s non-interest expense appears achievable, and, while not yet quantifiable, there are indications that opportunities in areas such as a larger combined lending limit, enhanced cash management services and improved technology platform will enable Cascade to realize certain synergies into the future. Please see cautionary information below regarding “Forward Looking Statements.”

[1]	Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC/ESRI.

LOAN GROWTH AND CREDIT QUALITY:

The loan portfolio increased 25.5% from a year ago to $1.1 billion outstanding at March 31, 2006.  Loan growth during the first quarter was a record $82.7 million, an annualized increase of 31.5% on a linked-quarter basis.    A majority of the quarter’s loan growth was in construction and development loans, reflecting the continued economic vitality of markets served by Cascade.  Bend ranked 14th in rate of employment growth in a recent FDIC report comparing 367 cities (MSA) during the fourth quarter of 2005.  Cascade markets in Portland and Medford, Oregon also ranked in the top 100.

The Company’s loan credit quality profile remained very positive with delinquent loans greater than 30 days past due at only .01% of total loans, while net loan charge-offs for the quarter were only .06% (annualized) of total loans.  The reserve for losses on loans and loan commitments stood at a prudent 1.40% of outstanding loans at quarter end, unchanged from the preceding quarter and modestly below the 1.46% year-ago level due to improving credit metrics over the course of the past 12 months.  In keeping with the quarter’s strong loan growth, loan loss provision expense was $1.1 million, compared to zero provision expense in the preceding quarter and $.9 million in the year ago period.  Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

DEPOSIT GROWTH:

Total deposits were $1.1 billion at March 31, 2006, up 23.3% from the year-ago quarter balance of $905.5 million.  First quarter 2006 deposits were up 18.7% on a linked-quarter basis (annualized).  Non-interest bearing deposits were 25.4% above year-ago levels and increased 25.1% on a linked-quarter basis (annualized).  Non-interest bearing balances continued strong, averaging approximately 39.5% of total deposits.

NET INTEREST MARGIN & INTEREST RATE RISK:

The Company reported a 19 basis point increase in its Net Interest Margin (NIM) to 5.85% for the first quarter of 2006.  This compares to 5.66% in the prior quarter and 5.71% for the year-ago quarter.  The margin benefited by a strong increase in  yields on earning assets during the first quarter of 2006, which improved to 7.49% as compared to 7.09% in the immediately preceding quarter and 6.72% in the year-ago quarter.  Higher yields on earning assets were mainly a function of steadily increasing market interest rates.  This 40 basis point increase in yields on earning assets between the current and prior quarter compares to a 20 basis point increase in the overall cost of funds during the same period, contributing to the NIM improvement.  The NIM was also benefited by the redeployment of $35 million in short term investments into higher yielding loans in response to the strong loan demand in the quarter.   The average cost of funds paid on interest-bearing liabilities for the first quarter of 2006 was 2.71% as compared to 2.42% in the prior quarter and 1.62% a year ago.  Looking forward, it is likely the NIM will ease from current levels, mainly because of the impact of the expected closing of the F&M acquisition.  The combined NIM will be approximately 20 to 25 basis points (0.20% to 0.25%) lower than Cascade alone because the margin at F&M is about 60 basis points (0.60%) below that of Cascade.  In addition, we expect the overall cost of funds to continue to rise even if the Federal Reserve discontinues its rate raising campaign later this year (financial markets currently expect one to two more 25 basis point increases in the federal funds rate this year).

The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions. The Company’s financial model indicates that Cascade has a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets.  See cautionary “Forward Looking Statements” below and the Company’s Form 10-K report for further information on risk factors, including interest rate risk.

NON-INTEREST INCOME AND EXPENSE:

Non-interest income for the first quarter of 2006 was up 8.5% compared to the year ago quarter, but flat compared to the immediately preceding quarter.  The year-over-year increase was due to modestly higher mortgage revenue and increased income related to card issuer and merchant services.  Meanwhile, service charges and overdraft protection were down slightly compared to the prior quarter and year-ago levels.

Residential mortgage originations during the quarter ended March 31, 2006, totaled $38.0 million, down from $41.2 million in the immediately preceding quarter, but were above the $30.5 million originated in the year ago quarter.  At March 31, 2006, the Company serviced approximately $499 million in mortgage loans for customers.  The related carrying value of mortgage servicing rights was at 0.87% of serviced loans compared to a fair value estimate of 1.15% of serviced loans.

Non-interest expense for the first quarter of 2006 was 19.5% above the same quarter in 2005 and 2.9% above the immediately preceding quarter.  The Company has increased its staffing levels in response to strong growth in business activity, resulting in higher salaries and incentive compensation compared to prior periods.

ABOUT CASCADE BANCORP:

Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers.

Founded in 1977, Bank of the Cascades offers full-service community banking through 21 branches, including 11 in Central Oregon, five in Southern Oregon, four in Salem/Keizer and one office in Portland.  With the recently announced agreement to acquire F&M Holding Company operating Farmers & Merchants State Bank, F&M will include an additional 11 branches serving the Boise, Idaho/Treasure Valley market.  The Bank has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America as well as in rankings by US Banker Magazine. In addition, The Seattle Times named Cascade Bancorp in the top tier of the annual Northwest 100 ranking of all publicly traded companies in the Pacific Northwest, and it was among the top 20 “Best Companies to Work For” in Oregon Business magazine. For further information on the Company, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

This release also contains forward-looking statements with respect to the proposed merger with F&M Holding’s, parent of Farmers and Merchants State Bank of Boise, Idaho.  These statements  are not facts and are subject to risks and uncertainties including but are not limited to: the benefits of the proposed merger, including current and projected future financial and operating results and accretion to the Company’s projected earnings that may be realized from the merger; the plans, objectives and expectations of the Company; and projected growth in particular markets. The ability of the Company to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. Cascade Bancorp will provide to its shareholders a proxy statement concerning the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701 (541) 385-6205.

#     #     #

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year			Linked Quarter

	1st Qtr 2006	1st Qtr 2005	% Change	1st Qtr 2006	4th Qtr 2005	% Change

Balance Sheet Data (at period end)
Investment securities	$63,952	$48,389	32.2%	$63,952	$59,286	7.9%
Loans, gross	1,132,369	902,074	25.5%	$1,132,369	1,049,704	7.9%
Total assets	1,350,664	1,061,174	27.3%	$1,350,664	1,268,902	6.4%
Total deposits	1,116,183	905,463	23.3%	$1,116,183	1,066,306	4.7%
Non-interest bearing deposits	458,406	365,605	25.4%	$458,406	431,389	6.3%
Core Deposits (1)	1,080,360	872,326	23.8%	$1,080,360	1,031,370	4.7%
Total shareholders’ equity	110,410	89,865	22.9%	$110,410	104,376	5.8%
Income Statement Data
Interest income	$21,727	$15,479	40.4%	$21,727	$20,991	3.5%
Interest expense	4,821	2,336	106.4%	4,821	4,300	12.1%
Net interest income	16,906	13,143	28.6%	16,906	16,691	1.3%
Loan loss provision	1,100	900	22.2%	1,100	0	100.0%
Net interest income after loan loss provision	15,806	12,243	29.1%	15,806	16,691	-5.3%
Noninterest income	3,225	2,971	8.5%	3,225	3,332	-3.2%
Noninterest expense	9,500	7,949	19.5%	9,500	9,232	2.9%
Income before income taxes	9,531	7,265	31.2%	9,531	10,791	-11.7%
Provision for income taxes	3,603	2,748	31.1%	3,603	3,964	-9.1%
Net income	$5,928	$4,517	31.2%	$5,928	$6,827	-13.2%
Share Data (2)
Basic earnings per common share	$0.35	$0.27	29.6%	$0.35	$0.40	-13.8%
Diluted earnings per common share	$0.34	$0.26	29.6%	$0.34	$0.39	-13.7%
Book value per common share	$6.44	$5.34	20.6%	$6.44	$6.16	4.6%
Tangible book value per common share	$6.05	$4.93	22.7%	$6.05	$5.76	5.0%
Cash dividends declared per common share	$0.09	$0.08	12.5%	$0.09	$0.09	0.0%
Ratio of dividends declared to net income	25.85%	29.77%	-13.2%	25.85%	22.28%	16.0%
Basic Average shares outstanding	17,024	16,811	1.3%	17,024	16,898	0.7%
Fully Diluted average shares outstanding	17,584	17,360	1.3%	17,584	17,474	0.6%
Key Ratios
Return on average total shareholders’ equity (book)	22.67%	20.96%	8.2%	22.67%	27.06%	-16.2%
Return on average total shareholders’ equity (tangible) (3)	24.20%	22.75%	6.4%	24.20%	29.01%	-16.6%
Return on average total assets	1.90%	1.80%	5.6%	1.90%	2.15%	-11.6%
Net interest spread	4.78%	5.10%	-6.3%	4.78%	4.68%	2.1%
Net interest margin	5.85%	5.71%	2.5%	5.85%	5.66%	3.4%
Total revenue (net int inc + non int inc)	$20,131	$16,114	24.9%	$20,131	$20,023	0.5%
Efficiency ratio (4)	47.19%	49.33%	-4.3%	47.19%	46.11%	2.4%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	15,822	13,142	20.4%	15,822	14,688	7.7%
Reserve to ending total loans	1.40%	1.46%	-4.1%	1.40%	1.40%	-0.1%
Non-performing assets (5)	—	471	-100.0%	—	40	-100.0%
Non-performing assets to total assets	0.00%	0.04%	-100.0%	0.00%	0.00%	-100.0%
Delinquent >30 days to total loans	0.01%	0.09%	-91.1%	0.01%	0.02%	-56.8%
Net Charge off’s	152	169	-10.1%	152	147	3.4%
Net loan charge-offs (annualized)	0.06%	0.08%	-26.6%	0.06%	0.02%	250.3%
Mortgage Activity
Mortgage Originations	$38,004	$30,540	24.4%	$38,004	$41,203	-7.8%
Total Servicing Portfolio (sold loans)	$498,843	$500,125	-0.3%	$498,843	$498,668	0.0%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,359	$4,575	-4.7%	$4,359	$4,439	-1.8%
Capital Ratios
Average shareholders’ equity to average assets	8.40%	8.61%	-2.4%	8.40%	7.94%	5.8%
Leverage ratio (6) (Est Q1-06)	11.88%	10.12%	17.4%	11.88%	9.30%	27.7%
Total risk-based capital ratio (6) (Est Q1-06)	13.86%	11.32%	22.4%	13.86%	10.72%	29.3%

Notes:
(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Adjusted to reflect a 25% (5:4) stock split declared in March 2004.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass merger.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 3/31/06:	17,150,388